UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2002

KITTY HAWK, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25202	75-2564006
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW Airport, Texas	75261
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 456-2200

Not Applicable
(Former name or former address, if changed since last report)

The undersigned Registrant hereby amends and restates the section entitled “Item 5. Other Events and Regulation FD Disclosure – Financial Information” of its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on October 1, 2002 (the “Original Form 8-K”), as set forth herein. The purpose of this amended Form 8-K is to file a copy of the audited, consolidated balance sheet of Kitty Hawk, Inc. (the “Company”), as contemplated in the section entitled “Item 5. Other Events and Regulation FD Disclosure – Financial Information” of the Original Form 8-K.

Item 5. Other Events and Regulation FD Disclosure

Financial Information

A copy of the Company’s audited, consolidated balance sheet as of September 30, 2002 (the “Balance Sheet”) follows the signature page hereof. As of September 30, 2002 (the “Effective Date”), the Company adopted the provisions of “fresh start accounting” and restated all assets and liabilities to their fair market values based upon the provisions of the Debtors’ Final Joint Plan of Reorganization dated August 2, 2002, with certain modifications (as so modified, the “Plan”). These changes included:

•	revaluing assets and liabilities to fair market values;
•	transferring title to certain property and equipment to pre-petition creditors;
•	converting pre-petition liabilities to equity and cash;
•	adjusting deferred income taxes and income taxes payable to reflect the revaluation of assets; and
•	canceling additional paid in capital and stock.

This list is merely a summary of some of the effects of the Plan and fresh start accounting and is qualified in its entirety by reference to the Plan and the Balance Sheet.

As a result of the consummation of the Plan and the transactions contemplated thereby, the Company has a new capital structure. Accordingly, the financial condition and results of operations of the Company from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the Company’s historical financial statements or operating reports previously filed with the Securities and Exchange Commission.

* * * * *

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.

Date: November 27, 2002

	By:	/s/ Drew Keith
	Name:	Drew Keith
	Title:	Chief Financial Officer

KITTY HAWK, INC. AND SUBSIDIARIES

Report of Independent Certified Public Accountants

Board of Directors
Kitty Hawk, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Kitty Hawk, Inc. and subsidiaries as of September 30, 2002. This consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated balance sheet. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly in all material respects the consolidated financial position of Kitty Hawk, Inc. and subsidiaries as of September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Dallas, Texas
November 22, 2002

KITTY HAWK, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2002

ASSETS

(in thousands, except share data)

Current assets:
Cash and cash equivalents	$4,610
Restricted cash and short-term investments	1,969
Trade accounts receivable, net of allowance for doubtful accounts of $2.2 million	14,403
Assets held for sale	1,877
Inventory and aircraft supplies	5,759
Prepaid expenses	3,680
Other current assets, net	1,036

Total current assets	33,334
Property and equipment	12,920
Other assets, net	1,100

Total assets	$47,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable—trade	$2,100
Accrued wages	2,635
Other accrued expenses	7,465
Accrued professional fees	1,183
Other taxes payable	459
Accrued maintenance reserves	7,528
Current maturities of long-term debt	2,937

Total current liabilities	24,307
Long-term debt	2,882
Lease return provisions	2,299
Other long-term liabilities	1,266

Commitments and contingencies	—

Stockholders’ equity:
Preferred stock, $0.01 par value: Authorized shares—3,000,000; none issued	—
Common stock, $0.01 par value: Authorized shares—62,000,000; none issued	—
Additional capital	16,600

Total stockholders’ equity	16,600

Total liabilities and stockholders’ equity	$47,354

The accompanying notes are an integral part of this financial statement.

KITTY HAWK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

September 30, 2002

1.	Chapter 11 Proceedings and Emergence from Bankruptcy

On or about May 1, 2000 (the “Petition Date”), Kitty Hawk, Inc. and all nine of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”). These proceedings were jointly administered under case No. 400-42141-BJH-11.

On August 5, 2002, the Bankruptcy Court entered an order dated August 5, 2002 (the “Confirmation Order”) confirming the Debtors’ Final Joint Plan of Reorganization dated August 2, 2002, with certain modifications (as so modified, the “Plan of Reorganization”). On September 26, 2002, the Bankruptcy Court entered an order approving a modification to the Plan of Reorganization allowing the Plan of Reorganization to become effective on or before October 1, 2002, in lieu of September 1, 2002 as originally contemplated in the Plan of Reorganization. On September 30, 2002, the Plan of Reorganization became effective (the “Effective Date”).

Kitty Hawk, Inc. and its two wholly-owned subsidiaries, Kitty Hawk Cargo, Inc. (hereafter “Cargo”) and Kitty Hawk Aircargo, Inc. (hereafter “Aircargo”), emerged from bankruptcy on the Effective Date. Prior to the Effective Date, the seven other subsidiaries of Kitty Hawk, Inc. that filed for bankruptcy were merged with and consolidated into Kitty Hawk, Inc. pursuant to the Plan of Reorganization. As a result, Kitty Hawk, Inc., Cargo and Aircargo (collectively, the “Company”) are the surviving corporate entities pursuant to the Plan of Reorganization.

Kitty Hawk, Inc. is a public holding company and does not have any independent operations. Cargo operates a scheduled, overnight heavy weight freight system through its hub in Fort Wayne, Indiana. Aircargo is a Part 121 certificated air carrier and operates a fleet of Boeing 727-200 cargo aircraft for Cargo and third-party customers.

Pursuant to the Plan of Reorganization, all of Kitty Hawk, Inc.’s previously issued common stock and 9.95% Senior Secured Notes due 2004 (the “Senior Notes”) were cancelled as of the Effective Date. Holders of Kitty Hawk, Inc.’s previously issued common stock received no consideration in connection with the cancellation of their shares of common stock. Pursuant to the Plan of Reorganization as currently in effect, in return for debt forgiveness, settlements, and other compromises, reorganized Kitty Hawk expects to issue approximately 50 million shares of new common stock, $.01 par value per share (the “New Stock”), to its former creditors in such percentages as detailed below:

Creditor Class	% Of New Stock to be Issued
Owners of 9.95% Senior Secured Notes due 2004	81.0
General Unsecured Trade Creditors	14.0
An affiliate of Pegasus Aviation, Inc.	5.0

On or about the Effective Date, in addition to payment of certain administrative claims arising from the Company’s bankruptcy proceedings, the Company delivered $29.1 million to HSBC Bank USA, as successor Trustee and Collateral Trustee (the “Trustee”), for the benefit of the owners of its Senior Notes. The Plan of Reorganization provides for the Company’s former general unsecured trade creditors to receive only New Stock in exchange for their claims. In addition, the Plan of Reorganization provides for Aircargo to purchase two aircraft and related engines from affiliates of Pegasus Aviation, Inc. (“Pegasus”) and to continue to lease four aircraft and related engines from affiliates of Pegasus under modified operating leases as a settlement of claims (see Notes 5 and 7) .

As of September 30, 2002, the Company had completed most of the significant cash payments required by the Plan of Reorganization to be made at or near the Effective Date, other than (i) certain priority claim payments due to employees of a former subsidiary of the Company in the amount of approximately $1.8 million, (ii) payments to bankruptcy-related professionals that have not yet been finally approved by the Bankruptcy Court in the amount of approximately $1.2 million, and (iii) payments to other administrative and priority claimants, the amount of whose claims is disputed and has not yet been resolved by the Bankruptcy Court.

The proposed distribution of New Stock to the holders of the Senior Notes (the “Noteholders”) caused the U.S. Department of Transportation (the “DOT”) to express some concern that non-U.S. citizens will own more New Stock than is permitted by federal law. Under federal law, as interpreted by the DOT, at least 75% of the voting stock of a U.S. air carrier must be owned and controlled by U.S. citizens. A significant portion of the Senior Notes is held by investment funds that are partnerships with one or more non-U.S. citizen limited partners, although in most cases the investment funds are controlled by U.S. citizen general partners. The DOT believes these investment funds do not qualify under federal law as U.S. citizens because one or more partners are not U.S. citizens. Even though the Company’s Second Amended and Restated Certificate of Incorporation limits the voting power of non-U.S. citizens to 22.5% of the Company’s total voting power, the DOT was nevertheless concerned that non-U.S. citizen ownership of New Stock will exceed the amount permitted under federal law if all of the shares of New Stock to be distributed to the Noteholders under the Plan of Reorganization are distributed to the Noteholders.

After months of negotiations, the DOT has indicated that its concerns about the Company’s citizenship would be resolved if the Company issued only 22.5% of the New Stock to non-U.S. citizens and delivered warrants to purchase New Stock to those Noteholders who would otherwise be entitled to a distribution of New Stock if they were U.S. citizens.

In accordance with the resolution of the DOT issues, the Company proposes to modify the Plan of Reorganization in order to begin the distribution of New Stock. The proposed modification would provide that Noteholders will receive New Stock and warrants to purchase New Stock equal, collectively, to 81% of the total New Stock to be issued under the Plan of Reorganization. All holders of Senior Notes that are not U.S. citizens would share, ratably, in a distribution of 21.5% of the New Stock. The remaining one percent of New Stock that can be distributed to non-U.S. citizens would be reserved for distribution to the Company’s former general unsecured trade creditors who are non-U.S. citizens.

To the extent that non-U.S. citizen Noteholders are entitled to more than 21.5% of the New Stock, they would receive warrants to purchase the shares of New Stock that they would otherwise receive if they were U.S. citizens. The proposed form of warrant has an exercise price of $0.01 per share and is exercisable only by a citizen of the United States as defined by 49

U.S.C. §40102(a)(15). If the Bankruptcy Court approves the modification to the Plan of Reorganization, the warrants will be exempt from registration under the Securities Act of 1933, as amended, pursuant to 11 U.S.C. §1145 and will have the same transferability as shares of New Stock issued under the Plan of Reorganization.

Because none of the New Stock has been issued, the consolidated balance sheet at September 30, 2002 reflects no common stock as being issued or outstanding.

2.	Summary of Significant Accounting Policies

Description of Business

The Company provides air freight services utilizing its two operating subsidiaries: (i) a scheduled heavy weight freight service (Cargo) and (ii) an all-cargo Boeing 727-200 air freight carrier (Aircargo). The scheduled freight service provides an overnight, heavy weight freight service via a network of approximately 47 North American cities through its hub in Fort Wayne, Indiana utilizing the aircraft of the Company’s air freight carrier, third-party aircraft when needed, and third-party trucking services. In addition to the services provided to the Company’s scheduled freight service, the air freight carrier provides ACMI services (supplying the aircraft, crew, maintenance and insurance for the customer) on short-term contracts. To a lesser degree, the Company’s air freight carrier provides ad-hoc charter services which include the cost of fuel.

Principles of Consolidation

The consolidated balance sheet includes the accounts of Kitty Hawk, Inc. and its wholly-owned subsidiaries, Aircargo and Cargo. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and held in banks, money-market funds and other investments with original maturities of three months or less.

Restricted Cash and Short-Term Investments

At September 30, 2002, restricted cash and short-term investments were approximately $2.0 million, consisting primarily of $1.7 million in escrow pending the outcome of settlement negotiations related to transactions that occurred during the bankruptcy proceedings and a $200,000 certificate of deposit that secures the Company’s corporate credit card. Additional funds are being held in escrow as collateral for administrative tax claims. Subsequent to September 30, 2002, as part of the settlement negotiations, the Company received approximately $645,000 of the $1.7 million held in escrow and the remainder was disbursed to third parties.

Assets Held for Sale

Assets held for sale are comprised of Boeing 727 aircraft in freighter configuration, Pratt & Whitney JT8D–7B and –9A aircraft engines, excess rotable aircraft parts and aircraft supplies, an office building complex and excess freight handling equipment. These assets have been recorded at values approximating their current fair market value, less the estimated costs to dispose of the assets. These assets are not currently being used by the Company. The Company is actively marketing these assets, but can give no assurance as to the timing of, or the proceeds realized upon, sale of these assets.

Inventory and Aircraft Supplies

Inventory and aircraft supplies consist of rotable aircraft parts, expendable parts and consumable supplies. As of September 30, 2002, these assets were valued at their approximate fair market value pursuant to the provisions of Fresh Start Accounting (see Note 3). As inventory is acquired and used in the operations, it will be carried at the lower of cost (using the average cost convention) or market.

Property and Equipment

As of September 30, 2002, the Company’s property and equipment was adjusted to its current fair market value pursuant to the provisions of Fresh Start Accounting (see Note 3). Depreciation will be computed using the straight-line method over the estimated useful lives of the assets (taking into consideration for airframes and aircraft engines the next scheduled major maintenance event), with estimated residual values of up to $50,000 for Pratt & Whitney JT8D-15 aircraft engines, and up to $25,000 for Pratt & Whitney JT8D-7B and -9A aircraft engines.

Estimated useful lives will be as follows:

Airframes and engines	1-4 years
Machinery and equipment	3-7 years
Buildings and leasehold improvements	5-15 years

Expenditures for additions, improvements, aircraft modifications and major maintenance costs will be capitalized. Routine maintenance and repairs will be expensed when incurred. Costs of periodic airframe maintenance (light C-checks) and engine overhauls will be accrued on the actual hours flown. For Company owned aircraft and engines, maintenance reserves will be accrued for the assets where management has determined that light C-checks and engine overhauls will be performed given the age of the asset. For airframes and engines that are leased from third parties, maintenance reserves will be accrued for the difference between the estimated cost of the maintenance event less the monthly maintenance reserve payments made to the lessor (see Note 7).

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred income tax assets and liabilities are calculated based on the difference between the financial statement and tax basis of assets and liabilities as measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense of benefit is the result of changes in deferred tax assets and liabilities. An allowance against deferred tax assets is recorded in whole or in part when it is more likely than not that such tax benefits will not be realized.

Concentration of Credit Risk

The Company extends credit to its customers based upon its evaluation of the following factors: (i) the customer’s financial condition, (ii) the amount of credit the customer requests and (iii) the customer’s actual payment history (which includes disputed invoice resolution). The Company also extends a minimal amount of open credit to customers that refuse to make financial disclosure, but have an extended history of timely payment and low levels of disputed invoices. The Company does not typically require its customers to post a deposit or supply collateral. The Company’s allowance for doubtful accounts is based on current market conditions and periodic evaluations of each customer’s credit worthiness and has consistently been within management’s expectations. The balance of the allowance for doubtful accounts was $2.2 million at September 30, 2002.

As of September 30, 2002, the Company had receivables from five customers that comprised approximately 40% of the Company’s net outstanding accounts receivable balance. Historically, this level of concentration of risk is typical for the on-going operations of the Company. Of these customers, one is secured by a letter of credit covering up to $2.0 million of valid open account invoices. Total outstanding receivables for this customer is not allowed to exceed $2.0 million, and as of September 30, 2002, this customer owed the Company $687,000. The letter of credit expires in March 2003.

Revenue Recognition

Scheduled freight revenue is recognized upon completion of delivery, and any discounts are applied before invoicing and booking. ACMI and charter revenue is recognized when service is completed.

3.    Fresh Start Accounting

On September 30, 2002, the Company adopted the provisions of Statement of Position 90-7 entitled, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“Fresh Start Accounting”). Under Fresh Start Accounting, the Company recorded certain adjustments to its assets, liabilities and stockholders’ equity because (i) the fair market value of the Company’s assets after the Effective Date were less than the total of the post-petition liabilities and allowed claims which will be converted to New Stock and (ii) the holders of the Company’s pre-Effective Date voting stock received no voting stock in reorganized Kitty Hawk under the Plan of Reorganization. Under Fresh Start Accounting, all of the assets and liabilities of the Company were adjusted to their estimated fair market value on the Effective Date. Fair market values were determined through a combination of third-party appraisals, internal sources and transactions related to the Company’s assets which have occurred within the last twelve months.

In connection with the reorganization of the Company, the Company engaged financial advisors to determine the estimated reorganization equity value of reorganized Kitty Hawk. The financial advisors based their valuation on two customary methods: the discounted cash flows method using the Company’s projected operating results and a comparable company analysis method. The results of their valuation determined that the fair market value of reorganized Kitty Hawk ranged between $12.9 million and $16.6 million.

The fair market value of the Company’s net assets exceeded the estimated reorganization equity value by $2.9 million, resulting in negative goodwill. The negative goodwill has been allocated on a proportionate basis to property and equipment and certain other assets.

The following table illustrates the result of the Fresh Start Accounting adjustments:

	Fresh Start Accounting Adjustments (in thousands)
	Pre- Emergence September 30, 2002	Effective Date Payments and Adjustments		Conversion of Liabilities to Equity	Fresh Start Accounting Adjustments		Reorganized Balance Sheet as of September 30, 2002
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Current assets
Cash and cash equivalents	$36,083	$(31,473	) (a)	$—	$—		$4,610
Restricted cash and short-term investments	1,969	—		—	—		1,969
Trade accounts receivable, net	14,403	—		—	—		14,403
Assets held for sale	5,160	—		—	(3,283	) (f)	1,877
Inventory and aircraft supplies	(34)	—		—	5,793	(f)	5,759
Prepaid expenses	3,680	—		—	—		3,680
Other current assets, net	1,704	—		—	(668	) (f)	1,036

Total current assets	62,965	(31,473)		—	1,842		33,334
Property and equipment, net	15,612	—		—	(2,692	) (f)	12,920
Other assets, net	11,069	(9,030	) (e,g)	—	(939	) (f)	1,100

Total assets	$89,646	$(40,503)		$—	$(1,789)		$47,354

	Fresh Start Accounting Adjustments (in thousands)
	Pre- Emergence September 30, 2002	Effective Date Payments and Adjustments		Conversion of Liabilities to Equity		Fresh Start Accounting Adjustments		Reorganized Balance Sheet as of September 30, 2002
	(unaudited)	(unaudited)		(unaudited)		(unaudited)
Current liabilities
Accounts payable - trade	$2,100	$—		$—		$—		$2,100
Accrued wages	2,635	—		—		—		2,635
Other accrued expenses	6,548	—		—		917	(f)	7,465
Accrued professional fees	1,183	—		—		—		1,183
Other taxes payable	459	—		—		—		459
Accrued maintenance reserves	8,305	—		—		(777	) (f)	7,528
Current maturities of long-term debt	4,996	(2,059	) (b)	—		—		2,937

Total current liabilities	26,226	(2,059)		—		140		24,307
Long-term debt	2,882	—		—		—		2,882
Pre-petition liabilities	500,362	(31,473	) (a)	(468,889	) (c)	—		—
Lease return provisions	2,299	—		—		—		2,299
Other long-term liabilities	1,851	—		—		(585	) (f)	1,266
Commitments and contingencies	—	—		—		—		—
Stockholders’ equity (deficit)	—	—		—		—		—
Preferred stock
Common stock	171	—		(171	) (d)	—		—
Additional capital	134,657	—		469,060	(c,d)	(587,117	) (h)	16,600
Retained deficit	(578,802)	(6,971	) (b,e)	—		585,773	(f,h)	—

Total stockholders’ equity (deficit)	(443,974)	(6,971)		468,889		(1,344)		16,600

Total liabilities and stockholders’ equity	$89,646	$(40,503)		$—		$(1,789)		$47,354

(a)	Payments made on September 30, 2002 in accordance with the Plan of Reorganization.
(b)	Discharge of amounts owed to Wells Fargo Bank based on settlement of pre-petition balances.
(c)	All allowed claims will be converted into New Stock, which has not yet been issued. The amount of the liabilities are considered paid in capital.
(d)	All shares of common stock which were outstanding as of September 30, 2002 were cancelled in accordance with the Plan of Reorganization.
(e)	Deferred bond offering costs associated with the Senior Notes were written off due to the debt being cancelled and converted to equity.
(f)	These assets and liabilities were adjusted to their fair market value as of September 30, 2002.
(g)	All deposits on aircraft leased from affiliates of Pegasus were written-off due to settlements reached in the bankruptcy proceedings.
(h)	The retained deficit was eliminated due to the adoption of Fresh Start Accounting.

4.	Property and Equipment

Property and equipment owned by the Company consisted of the following:

September 30, 2002
(in thousands)
Airframes and engines	$8,299
Machinery and equipment	2,235
Buildings and leasehold improvements	1,906
Software	246
Other	234

Total property and equipment	$12,920

5.	Long-Term Debt, Aircraft Purchase Agreements and Other Financing Arrangements

Long-term debt, aircraft purchase agreements and other financing arrangements consisted of the following:

September 30, 2002
(in thousands)
1st Source Bank aircraft acquisition loan	$4,929
Aircraft purchase agreements	890
Receivables purchase facility	—

Total debt	5,819
Less current portion	(2,937)

Total long-term debt	$2,882

Pursuant to agreements reached with 1st Source Bank (“1st Source”) in November 2000 in settlement of lease obligations arising prior to the Company’s bankruptcy filing, Aircargo owed 1st Source $4.9 million as of September 30, 2002, pursuant to a promissory note and a security agreement (collectively, the “1st Source Note”). The 1st Source Note is guaranteed by Kitty Hawk, Inc. and is secured by two Boeing 727-200 cargo aircraft, including five Pratt & Whitney JT8D-7B engines (collectively, the “1st Source Collateral”). As of September 30, 2002, the 1st Source Collateral had a carrying value of $354,000. The 1st Source Note bears interest at a fixed rate of 8.9% per annum, provides for monthly principal and interest payments of $202,000, will fully amortize the debt obligation over its life, and matures in February 2005.

The 1st Source Note requires that Aircargo maintain the 1st Source Collateral and keep it airworthy. There are no minimum collateral value or financial covenant requirements in the 1st Source Note.

In connection with the terms of the Plan of Reorganization, on June 30, 2002, Aircargo entered into Aircraft Purchase Agreements with affiliates of Pegasus to purchase two Boeing 727-200 aircraft in freighter configuration, which Aircargo was leasing under capital lease arrangements at the time. The purchase obligations were contingent upon the Company successfully exiting bankruptcy. Pursuant to the Aircraft Purchase Agreements, Aircargo would purchase each aircraft for an amount equal to $750,000, minus the monthly lease payments made since May 1, 2002 on each aircraft under the capital leases. Aircargo purchased one Boeing 727 (U.S. Registration Number N77780) on October 1, 2002, and executed a promissory note with a principal sum of $382,747 bearing interest at a fixed rate of 8.0% per annum and providing for monthly principal and interest payments of approximately $65,000. The promissory note matures on April 1, 2003. The promissory note is secured by a First Priority Aircraft Chattel Mortgage and Security Agreement covering the aircraft. Aircargo anticipates consummating the purchase of the second Boeing 727 (U.S. Registration Number N69735) on December 15, 2002, and expects to execute a promissory note with a principal sum of $260,965 bearing interest at a fixed rate of 8.0% per annum and providing for monthly principal and interest payments of approximately $65,000, which is equal to the monthly lease payment. Aircargo expects the promissory note will mature on April 1, 2003. Aircargo expects the promissory note will also be secured by a First Priority Aircraft Chattel Mortgage and Security Agreement covering the aircraft.

In support of the Company’s Plan of Reorganization, on July 3, 2002, the Company signed a commitment letter with KBK Financial, Inc. (“KBK”). The commitment letter provided for a $5.0 million receivables purchase facility (the “Facility”), with the ability to be increased to a $10.0 million facility if KBK is successful in obtaining a qualified participant. KBK’s obligation is limited to a maximum of $5.0 million. The commitment originally expired September 1, 2002; however, prior to September 30, 2002, the commitment was extended through October 31, 2002. The Facility is currently limited to $5.0 million as KBK has not yet obtained a participant. On October 31, 2002, the Company and KBK signed definitive agreements pursuant to the commitment letter, and the Company received an initial funding of $760,000 on October 31, 2002 pursuant to the sale of invoices from Cargo and $355,000 on November 1, 2002 pursuant to the sale of invoices from Aircargo. As of November 22, 2002, $370,000 was owed to KBK under the Facility.

The Facility advances funds to the Company at a rate of 85% of the invoice amount upon KBK’s purchase of the Company’s current invoices offered for sale to KBK. Any invoices of the Company are available for sale to KBK under the Facility. Invoices may be offered on a daily basis, and the number of invoices offered is not limited. KBK can accept or reject offered invoices and is not obligated to purchase any invoices. KBK exercises control over the Company’s incoming lockbox receipts in order to ensure that the cash received on its purchased invoices is collected. KBK also has liens on the Company’s inventory, equipment (excluding airframes and engines), accounts, accounts and contract rights, contracts, drafts, acceptances, documents, instruments, chattel paper, deposit accounts and general intangibles, to secure any unpaid obligations of the Company.

The Facility’s pricing incorporates both fixed discount and variable rate pricing components. The fixed discount is 0.6% of the invoice amount and is payable at the time of funding. The variable rate is KBK’s base rate, plus 2.00% per annum and is payable based on the number of days from the sale of the invoice to KBK through and including the third business day after the invoice is collected. At no time will the variable rate be less than 6.75%.

The Facility can be terminated by either party with thirty days’ written notice. There is a penalty of 2.0% of the Facility if the Facility is terminated by the Company prior to October 31, 2003. The penalty is reduced to 1.0% if the Company terminates the Facility prior to October 31, 2004. There is no penalty if the Facility is terminated by the Company after October 31, 2004. The penalty is eliminated if KBK is unable to secure a participant with an additional commitment of at least $2.0 million by April 30, 2003.

The Facility has no financial covenants tied to the Company’s operating performance.

Maturities of long-term debt were as follows:

September 30, 2002
(in thousands)
Three months ended December 31, 2002	$871
Year ended December 31, 2003	2,607
Year ended December 31, 2004	2,288
Year ended December 31, 2005	53

$5,819

6.	Income Taxes

The Company is currently under IRS audit for the 1996, 1997 and 1998 tax years. Adjustments have been proposed to the 1997 and 1998 tax years relating to the capitalization of airframe repairs and the carryback of the Company’s 1998 net operating loss (“NOL”) to the 1997 tax year. A revenue agent report of adjustments has been issued and a protest of these adjustments has been submitted by the Company with the matter currently before IRS Regional Appeals. The Company believes that the issues will be resolved in a manner consistent with the tax positions it took on the tax returns. Additionally, if an adjustment is required, the Company believes that recent legislation increasing the NOL carryback to five years, would offset any adjustment that the IRS may ultimately require. As a result, the Company does not expect any material impact from this IRS audit.

Deferred tax assets were as follows:

September 30, 2002
(in thousands)
Deferred tax assets:
Maintenance reserves	$550
Accounts receivable	760
Property and equipment	1,889
Net operating loss carryforward	40,800
Other	138

Gross deferred tax asset	44,137
Valuation allowance	(44,137)

Net deferred tax asset	$—

The Company had unused net operating loss carryforwards of approximately $120 million at September 30, 2002. These carryforwards expire from 2017 through 2022. Because of historical operating losses, the Company has recorded a valuation allowance to the extent it is more likely than not that a tax benefit will not be realized prior to expiration of the carryforward periods.

7.	Aircraft Commitments

In connection with the terms of the Company’s Plan of Reorganization, on October 1, 2002, Aircargo entered into four operating leases (the “New Leases”) for Boeing 727-200 aircraft in freighter configuration with affiliates of Pegasus with monthly rental rates ranging from $65,000 to $85,000. The New Leases replaced leases with Pegasus that were originally entered into during May 1999, September 1999 and November 1999 (the “Original Leases”). Under the New Leases, in addition to rental payments, Aircargo is also required to pay each month maintenance reserves on the airframes, engines, landing gear and auxiliary power units, with the amount determined based on flight hours or cycles of utilization during the immediately preceding month. Each of the New Leases expires on May 8, 2004.

Upon the expiration of the New Leases, each aircraft must be returned to the lessor with the same number of available flight hours or cycles on the airframe, engines, landing gear and auxiliary power units until the next scheduled maintenance event as were available at the time Aircargo originally took delivery of each of the aircraft. When Aircargo originally took delivery, each of the aircraft had just undergone a light or heavy “C” check maintenance event. Under the New Leases, in lieu of performing a light or heavy “C” check on each of the aircraft prior to returning them to the lessor, Aircargo may instead pay the lessor $750,000 per aircraft. The $750,000 will be reduced by the amount of airframe reserves paid to the lessor under the Original Leases and the New Leases.

Pursuant to a December 2000 agreement reached with Wren Equipment Finance Limited, a company organized under the laws of England, UK (hereafter “Wren”), Aircargo operates a Boeing 727-200 aircraft in freighter configuration and three engines (the “Wren Aircraft”) under an operating lease from an affiliate of Wren (the “Wren Lease”). This lease expires in December 2003.

The Wren Lease provides for monthly lease payments of $115,000, as well as monthly cash payments for future maintenance events for the airframe and each engine based upon actual flight hours during the previous month. The Company believes the amount of the monthly lease payment under the Wren Lease is now above market rates. The Company accrued a liability of $917,000 at September 30, 2002 which represents the estimate of excess future lease payments over market.

The Wren Lease provides for certain conditions related to the return of the airframe and engines. The Company has recorded a reserve of the estimated costs to meet the return conditions of the Wren Lease less the amounts paid to the lessor over the life of the lease.

On September 30, 2002, in connection with the terms of the Company’s Plan of Reorganization, Aircargo entered into an Aircraft and Engine Use Agreement (the “Trust Agreement”) with the Kitty Hawk Collateral Liquidating Trust (the “Trust”). The Trust Agreement expires September 30, 2004. The Trust owns certain aircraft and engines that were previously owned by the Company and were pledged to secure repayment of the Senior Notes. Pursuant to an agreed court order, the Trustee for the Senior Notes repossessed the pledged aircraft and related engines in October 2001, although the aircraft and engines have remained on Aircargo’s FAR Part 121 operating certificate. Despite the repossession, Aircargo has continued to operate the aircraft and engines under a bankruptcy court approved aircraft use agreement and there has been no interruption to the Company’s operations. Aircargo now operates the aircraft and engines under the Trust Agreement.

The Trust Agreement makes twelve Boeing 727-200 aircraft in freighter configuration and thirty-three engines (collectively the “Trust Aircraft”) available to Aircargo for operation on Aircargo’s FAR Part 121 operating certificate. The Trust Agreement provides for Aircargo to pay for a minimum use of the Trust Aircraft equivalent to an aggregate of 450 block hours per month. The Company does not foresee an instance in which the Company would pay minimum block hour usage above what is actually utilized because the monthly minimum use requirements and payment obligation may be reduced if certain of the Trust Aircraft are unavailable for use. Currently, ten of the twelve Trust Aircraft are available for use by Aircargo and are airworthy. Two of the Trust Aircraft are not available for use by Aircargo as a result of the settlement agreement Aircargo reached with the United States Postal Service (the “USPS”) (see Note 8). The unavailability of these two aircraft does not affect the minimum use requirements or payment obligation.

The Trust Agreement requires that Aircargo provide line and routine maintenance and maintain adequate insurance on the Trust Aircraft. In the event new regulations are introduced that require new equipment be installed, modifications be made, or additional maintenance be performed on the Trust Aircraft, Aircargo’s obligation to perform the required maintenance is limited to a maximum of $50,000 per airframe or engine. The Trust is responsible for any heavy airframe and engine overhaul costs, but may choose not to complete such maintenance or overhaul work, thereby taking the airframe or engine out of service. Therefore, over time, fewer Trust Aircraft may be available for use by Aircargo.

The minimum future rental costs for the Company’s airframes and engines were as follows:

September 30, 2002
(in thousands)
Three months ended December 31, 2002	$2,085
Year ended December 31, 2003	8,225
Year ended December 31, 2004	3,670

$13,980

8.	Non-Aircraft Commitments and Contingencies

In June 1999, the Company moved the hub for its scheduled freight operations from Terre Haute, Indiana to Fort Wayne, Indiana and entered into a twenty-five year operating lease for a 239,000 square foot facility with a monthly lease rate of $168,775. As part of the Company’s bankruptcy proceedings, the lease agreement was modified to allow the deferral of (i) the full monthly lease rate for 6 months beginning January 1, 2002 and (ii) 50% of the monthly lease rate for one year beginning July 1, 2002. The deferred rent would then be repaid over a 48 month period beginning July 5, 2003 and bear interest at 5% per annum from July 5, 2003. As of September 30, 2002, the Company has recorded $1.3 million for future repayment of the deferred rent. Also in June 1999, the Company entered into a twenty-five year ground lease with the Fort Wayne-Allen County Airport Authority to lease ramp space with a monthly lease rate of $14,700, which is subject to annual adjustments based on adjustments in the U.S. Consumer Price Index. There were no rent concessions associated with this lease.

The Company also leases office buildings, airport aprons, cargo storage and related facilities under noncancelable operating leases which expire on various dates through December 2007. In addition, the Company periodically leases other facilities and equipment under month-to-month lease agreements.

The minimum rental costs for the Company’s facilities and equipment (excluding airframes and engines) were as follows:

September 30, 2002
(in thousands)
Three months ended December 31, 2002	$514
Year ended December 31, 2003	2,519
Year ended December 31, 2004	3,128
Year ended December 31, 2005	3,163
Year ended December 31, 2006	3,199
Year ended December 31, 2007	2,824
Thereafter	27,521

$42,868

Directives and Service Bulletins (“Directives”) issued under the Federal Aviation Administration’s “Aging Aircraft” program are issued on an ad-hoc basis and may cause the Company’s owned or leased aircraft and engines to be subject to extensive examinations and/or structural inspections and modifications to address problems of corrosion and structural fatigue, among other things. Directives applicable to the Company’s fleet can be issued at any time and the cost of complying with such Directives cannot currently be estimated, but could be substantial.

In August 1999, Aircargo entered into Contract Number W-Net-99-01 (hereafter “the W Net Contract”) with the USPS, which had a term of six years. The W Net Contract required the Company to provide ACMI, ground-handling, mail sorting and related services in a hub and spoke system for the western continental United States through a hub at a de-commissioned U.S. Air Force base in Sacramento, California. The Company began operations under the W Net Contract on August 28, 1999. The type and amount of operations required by the W Net Contract caused the Company to enter into a number of aircraft leases and obtain equipment in order to provide the W Net Contract services and continue to meet the Company’s other operational and contractual requirements. A number of Company owned aircraft and engines were designated in the contract as available to provide the required W Net Contract services. The W Net Contract was amended a number of times over its life.

In January 2001, the USPS announced that it had reached an agreement with Federal Express as a “sole source provider” to provide the USPS with airlift for its Express and Priority Mail products, as well as general mail carrying capabilities. The USPS subsequently elected to terminate the W Net Contract for convenience effective August 27, 2001. The W Net Contract contained a “Termination for Convenience” clause that provided for a method of establishing the obligations of the USPS to the Company in the event the USPS unilaterally elected to terminate the contract without cause prior to the W Net Contract’s scheduled expiration date. The Company prepared detailed estimates based upon the Termination for Convenience clause and submitted those to the USPS subsequent to the termination of operations under the W Net Contract. The Company and the USPS entered into a negotiated settlement (the “T for C Settlement”) on January 29, 2002 that, among other things, (i) settled all claims of the Company against the USPS and all obligations of the USPS to the Company arising from the Termination for Convenience of the W Net Contract and (ii) provided for the USPS to pay the Company an aggregate of $30.9 million, which has been received by the Company.

The T for C Settlement contains conditions that affect the Company’s future operations relative to some assets the Company owns or could operate under the Trust Agreement. A significant component of the T for C Settlement was the aircraft and engine book values that would have been amortized over the remaining four years of the W Net Contract had the

USPS not elected to unilaterally terminate the W Net Contract. As a result, the Company may continue to own and sell certain aircraft and engines that were designated in the W Net Contract (the “W Net Aircraft”), but may not use the W Net Aircraft in revenue service. Further, if the Company sells a W Net Aircraft for more than the projected book value established in the T for C Settlement, the excess proceeds are payable to the USPS. Given the current market conditions, the Company does not expect to sell W Net Aircraft for more than the projected book value. The W Net Aircraft that are owned by the Company are classified as assets held for sale in the accompanying balance sheet.

On April 19, 2002, M. Tom Christopher, the founder and former Chairman of the Board and Chief Executive Officer of the Company filed a complaint against James R. Craig, the Company’s then Vice President and General Counsel, alleging that while Mr. Craig was Vice President and General Counsel, (i) Mr. Craig and members of the Board of Directors of the Company conspired to terminate Mr. Christopher, and (ii) Mr. Craig was his personal attorney and breached fiduciary duties owed to Mr. Christopher. (M. Tom Christopher v. James R. Craig, Adversary Proceeding No. 02-4164 in In re: Kitty Hawk, Inc. et al. Debtors, in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, case No.400-42141-BJH-11.) Mr. Craig denies these allegations and intends to vigorously contest this matter. Under the Company’s then existing Certificate of Incorporation, the Company may be required to indemnify Mr. Craig, including reimbursing his defense costs and paying any final, non-appealable judgment rendered against him. Mr. Craig has agreed, however, to waive the Company’s indemnification obligation with respect to the payment of any final judgment rendered against him in this matter. Mr. Christopher has not specified the amount of monetary damages he is seeking. The Company’s directors and officers insurance policy may not reimburse the Company for the costs of Mr. Craig’s defense. Management does not believe the costs of Mr. Craig’s defense to be material to the financial condition of the Company.

9.	Legal Proceedings

In the normal course of business, the Company is a party to various litigation matters. In the opinion of management, none of these matters will have a material adverse effect on the Company’s financial condition or results of operations.

10.	Related Party Transactions

The Company has long-term agreements with Pegasus and the Trust to lease or use aircraft and engines (see Note 7). Under the Plan of Reorganization, Pegasus is entitled to receive approximately 5.0% of New Stock and the beneficiaries of the Trust are entitled to receive approximately 81.0% of New Stock. As of September 30, 2002, the Company owed these entities $616,000. A member of the Company’s Board of Directors is also the managing director of a beneficiary of the Trust.

11.	Employee Compensation Plans and Arrangements

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code which covers all employees meeting minimum service requirements. Under the plan, voluntary contributions are made by employees and the Company provides matching contributions of 25% of the employees’ contribution up to 20% of the employees’ salary. Contributions are funded as they are collected.

12.	Collective Bargaining Agreements

The Company’s flight crew members are represented by the Kitty Hawk Pilots’ Association (the “KPA”), which was certified under the Railway Labor Act in September 2000. Currently, there is no collective bargaining agreement in place, and interest-based bargaining negotiations for a collective bargaining agreement with the KPA are in their preliminary stages. The Company executed a letter agreement whereby dues would be collected from the salaries of crew members who are affiliated with the KPA and remitted to the KPA. Although the Company believes it has good relations with its pilots, the unionization of its workforce could result in higher employee compensation, reduce the Company’s flexibility in dealing with its employees, and other restraints that could increase the Company’s operating costs or constrain its operating and competitive flexibility.